Exhibit 99.1

FOR IMMEDIATE RELEASE

November 18, 2008

LIBERTY MEDIA LLC ANNOUNCES EXPIRATION OF EARLY PARTICIPATION DATE AND WITHDRAWAL DATE IN TENDER OFFER FOR
8-1/2% SENIOR DEBENTURES DUE 2029 AND

 8-1/4% SENIOR DEBENTURES DUE 2030

ENGLEWOOD, Colo., November 18, 2008 – Liberty Media LLC (“Liberty”), a subsidiary of Liberty Media Corporation (Nasdaq: LINTA, LMDIA, LCAPA), today announced that the Early Participation Date in respect of its previously announced cash tender offer for its 8-1/2% Senior Debentures due 2029 (the “8-1/2% Debentures”) and 8-1/4% Senior Debentures due 2030 (the “8-1/4% Debentures” and, together with the 8-1/2% Debentures, the “Debentures”) expired at 5:00 p.m., New York City time, on November 17, 2008.

On November 3, 2008, Liberty commenced a tender offer for the maximum aggregate principal amount of Debentures it can purchase for $285 million at a purchase price per $1,000 principal amount determined in accordance with the procedures of a modified “Dutch Auction.”

The total consideration payable under the tender offer per $1,000 principal amount of Debentures of each series will be determined based on a formula consisting of a “base price” of $550.00 per $1,000 principal amount of Debentures, plus a “clearing premium” to be determined pursuant to the modified “Dutch Auction.”  The clearing premium will be determined by consideration of the “bid price” specified by each holder that tenders Debentures into the tender offer, which represents the minimum consideration such holder is willing to receive for those Debentures.

As of the Early Participation Date, according to Global Bondholder Services Corporation (“GBSC”), the depositary for the tender offer, Liberty received valid tenders from holders of approximately $242.1 million aggregate principal amount of 8-1/2% Debentures and approximately $379.7 million aggregate principal amount of 8-1/4% Debentures at various bid prices within the acceptable bid price range of $550 to $620 per $1,000 principal amount.  This represents approximately 48.4% and 42.1% of the outstanding principal amount of the 8-1/2% Debentures and the 8-1/4% Debentures, respectively.  Holders who validly tendered and did not withdraw their Debentures on or prior to the Early Participation Date, and whose Debentures are purchased pursuant to the tender offer, will be entitled to receive an “early participation payment” of $10.00 per $1,000 principal amount of Debentures, which amount was included in the bid price specified by such tendering holders.

Previously tendered Debentures cannot be withdrawn after the Withdrawal Date, which also expired at 5:00 p.m., New York City time, on November 17, 2008, and holders who tender Debentures after the Withdrawal Date do not have withdrawal rights.  The tender offer will expire at 5:00 p.m., New York City time, on December 3, 2008, unless extended (the “Expiration Date”).

Pursuant to the Offer to Purchase, holders of Debentures may tender their Debentures until the Expiration Date and still be entitled to receive the tender offer consideration as determined pursuant to the tender offer if Liberty purchases such Debentures in the tender offer.  However, any such tender that occurs after the Early Participation Date will not be entitled to the early participation payment.

Because the aggregate amount of Debentures validly tendered and not withdrawn as of the Early Participation Date would cause Liberty to spend more than $285 million to purchase such Debentures, Liberty will accept Debentures validly tendered in the tender offer on a prorated basis as described in the Offer to Purchase.  Liberty will determine the final proration factors as promptly as practicable after the Expiration Date.

Liberty has retained Citi and Deutsche Bank Securities to serve as dealer managers for the tender offer, and GBSC to serve as the depositary and information agent.  Copies of the Offer to Purchase and related documents may be obtained from GBSC at  (866) 873-7700 (toll free) or (212) 430-3774 (for banks and brokers).  Questions regarding the tender offer may be directed to Citi at (800) 558-3745 (toll free) or (212) 723-6106 (collect) or to Deutsche Bank Securities at (866) 627-0391 (toll free) or (212) 250-2955 (collect).

This press release does not constitute an offer to purchase or a solicitation of any offer to sell the Debentures or any other securities.  The tender offer is being made solely by the Offer to Purchase, dated November 3, 2008, and the related letter of transmittal, which fully set forth the terms of the tender offer.

About Liberty Media LLC

Liberty Media LLC is an intermediate holding company of Liberty Media Corporation, owning interests in a broad range of electronic retailing, media, communications, and entertainment businesses.

Certain statements in this press release may constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Liberty Media LLC and its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include the risks and factors described in the publicly filed documents of Liberty Media LLC, including its most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. Liberty Media LLC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media LLC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:

Courtnee Ulrich

Liberty Media LLC

(720) 875-5420